Exhibit 99.1

Systemax Announces Management Appointments

- Perminder Dale Named Chief Executive of European Technology Products Group -

- Bob Dooley Promoted to President of Global Industrial -

PORT WASHINGTON, NY, January 3, 2012 — Systemax Inc. (NYSE: SYX) announced today that it has appointed Perminder (Pim) Dale as Chief Executive of the European Technology Products Group and promoted Bob Dooley to President of Global Industrial.  These newly created positions are part of the Company’s initiatives to optimize operations and strengthen the leadership structure in its European and industrial businesses.  Additionally, Scrib Dailey has been promoted to Vice President, Operations of Global Industrial and Sally Buffkin has been appointed Vice President, Human Resources for the North American Technology Products Group.

Richard Leeds, Systemax’s Chairman and CEO, commented, “On behalf of our Board of Directors and employees, I’d like to welcome Pim and Sally to Systemax and congratulate Bob and Scrib on their promotions.  All are experienced executives and proven leaders within their respective industries. With 20 years of IT industry experience, including 15 years at Dell Computer Corp., Pim is a seasoned manager with an extensive background in sales, marketing, finance, service/support and operations. He has a successful track record of building high growth businesses across multiple international geographies. Under Pim’s leadership, we believe our European Technology Group will continue to execute on its strategic initiatives and become an even stronger competitor in the markets in which it participates.  Bob is a long time Systemax employee who has provided years of exemplary leadership to our company and is a great fit to continue to build on the notable success of our industrial products business. Within Bob’s most recent position as Vice President of Marketing and e-Commerce for Global Industrial, he has been essential in building out the e-Commerce assets that are now its largest and fastest growing sales channel. In addition, Bob has played critical roles in a number of our key acquisitions. We look forward to benefiting from the strong management skills he brings to this new position.”

Pim Dale has extensive general management experience during his 20 years working within the IT industry, most recently at Dell Computer Corp. from 1996 through 2010. In his most recent role at Dell, as the Vice President and General Manager for Global Distribution Channels, he was integral in establishing the global distribution and retail network spanning emerging markets for consumer and SMB segments. Prior to that, Mr. Dale was Vice President and General Manager of EM-EMEA, appointed to build the Dell business within EMEA emerging markets, comprising 120 countries. His tenure at Dell also included the roles of Director of UK Corporate Sales and Director of the Server Business (EMEA). Earlier in his career, Mr. Dale was employed at Sun Microsystems as Head of Product Marketing for Northern Europe and prior to that as a Business Development Manager of the manufacturing sector. Additionally, his career included time at Siemens Nixdorf and Hewlett Packard.

Bob Dooley most recently was Vice President of Marketing and e-Commerce for Global Industrial since 2008. Prior to that, he served as a Senior Vice President of Worldwide Computer Sales and Marketing for Systemax and its predecessor companies, Global Computer and Global Direct Mail, for fourteen years. During this time, he also served as a Systemax Director from 1995 through 2004. Earlier in his career, Mr. Dooley was a Senior Marketing Executive for computer related products at Global Computer. During his career at Systemax, he implemented and managed the computer products division and assisted in the Company’s expansion into Europe. Mr. Dooley also played critical roles during Systemax’s IPO process and during many of the Company’s key acquisitions, including TigerDirect and MISCO.

Scrib Dailey joined Systemax in 1985 and has served in a variety of roles, most recently as General Manager of Global Industrial’s Buford, Georgia and Las Vegas, Nevada facilities, which include both distribution and call centers.  In his new role, Scrib will work closely with Bob Dooley and the other members of Global Industrial’s leadership team in managing its North American operations.

Sally Buffkin has joined the North American Technology Products Group as Vice President, Human Resources.  Most recently, she was Director of Human Resources at American Express and prior to that held Human Resources roles at Starbucks, Home Depot, Best Buy, Target and Cargill.  In her new role, Sally will work closely with Dave Sprosty and the other members of the North America Technology Group.

About Systemax Inc.
Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements
This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

CONTACTS:
Investors/ Media
Dianne Pascarella / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com /
nancy@braincomm.com